Exhibit 10.22

CONFIDENTIAL SETTLEMENT MATERIAL SUBJECT TO FRE 408

SETTLEMENT TERM SHEET

Confidentiality	Standard confidentiality provision

Inadmissibility of Settlement Negotiations	All discussions, communications, and materials exchanged in the course of the party’s negotiation pursuant to and agreed upon through this term sheet shall be protected by Federal Rule of Evidence 408 and all equivalent state and other local rules.

Time Frame for: 1. Negotiated Agreement 2. Term Sheet

1.  120 days from date of execution.

Period can be extended or shortened by mutual agreement.

Parties have tentatively agreed to meet on the following dates to initiate the negotiation and will in good faith schedule further meetings thereafter:

•   Call: February 13

•   Meeting: March 11 (China)

•   Meeting: March 19 (NY)

•   Meeting: May 14-16 (NY)

•   Meeting: June 17-18 (NY)

Parties have agreed to reinstate biweekly calls between the parties.

Covenant re: special distributions

UBI will covenant not to make dividend payments, distribute or otherwise encumber LifeScan lump sum or engage in M&A transactions (subject to a “fiduciary out” with respect to M&A transactions) during the period determined for negotiated agreement. (See Rider)

This covenant will be subject to extension by mutual agreement.

Service of Existing Customers and Commercialization of New Customers

The Collaboration and Supply Agreements and all obligations thereunder continue during the period determined for the negotiated agreement.

Obligations of Siemens to apply Commercially Reasonable efforts and to apply reasonably necessary resources are suspended for the parties’ agreements during the period determined for the negotiated agreement.

Ongoing Work Regarding Prime

The Collaboration Agreement and all obligations thereunder continue during the period determined for the negotiated agreement.

Obligations of UBI to apply Commercially Reasonable efforts and to apply reasonably necessary resources are suspended during the period determined for the negotiated agreement.

Freeze of Section 14.1 ADR Provision and Preservation of All Parties’ Rights	Freeze period ends ten days prior to period determined for the negotiated agreement.

Negotiation Obligation	Parties agree to negotiate in good faith regarding the business options as discussed in the mediation. (See “Business Proposals” sheet provided by UBI at Mediation).

CONFIDENTIAL SETTLEMENT MATERIAL SUBJECT TO FRE 408

Rider A

1.	For the period determined for the negotiated agreement (the “Negotiation Period”), UBI and its parents, affiliates or subsidiaries, and any successors and/or assigns (the “Company”):

a.

Shall not declare, set aside or pay any dividends on, make any other distributions, or in any other way encumber (whether in cash, securities or other property) in respect of any of the Company’s capital stock and/or any other assets, including, but not limited to, the LifeScan lump sum; redeem, repurchase or otherwise reacquire, split, reduce, return, combine or reclassify its capital stock or otherwise change the capital structure of the Company (except with respect to employees’ exercise of their options or vesting of their restricted shares); prepay in any form any loans to any of its parents, affiliates or subsidiaries; advance any loans to any of its parents, affiliates or subsidiaries (other than in the ordinary course with respect to HRL); engage in any transaction with its shareholders or related parties, including the sale of a substantial asset to a substantial holder;[1] reduce capital stock; engage in any share buy-backs; or otherwise encumber any material assets or stock of the Company.

b.

Shall not directly or indirectly, acquire or invest in or otherwise combine with in whole or in part (whether by merger, consolidation, business combination, purchase, joint venture, partnership or any purchase of material assets outside the ordinary course, disposition of material assets or stock of the Company, or any similar transaction), or enter into any binding agreement to effect any of the foregoing;

c.

Shall not make capital expenditures and/or any operating distributions in an aggregate amount exceeding US $4,000,000, approved by a proposal with consent by Siemens not to be unreasonably withheld (together with Paragraphs A and B above, the “Restricted Activities”), inclusive of on-going HRL recapitalization;

d.	Shall provide written notice to Siemens when LifeScan lump sum is received within twenty-four hours of receipt of payment;

e.

Shall ensure that the LifeScan lump sum is held in a segregated bank account, confirmed in writing to Siemens within thirty-six hours after the LifeScan lump sum is received in Australia, and a copy of the Covenant is provided to the financial institution;

[1]

An employee of Viburnum Funds Pty Ltd has on occasions been seconded to Universal Biosensors to assist the Company on strategic matters. During this period Viburnum Funds Pty Ltd continue to pay all the salary entitlements of the seconded person. Universal Biosensors is solely responsible for the reimbursement of certain expenditure such as travel and rental whilst the employee is on secondment. The total expenditure reimbursed by the Company to Viburnum Funds Pty Ltd as at December 31, 2018 was A$21,716.

2.	Fiduciary Out.

a.

For the avoidance of doubt, nothing in the agreement will prevent UBI’s board of directors from considering or engaging in any M&A sales transaction referenced in 1.b. if the UBI’s board of directors determines, in good faith, that not taking such action would be inconsistent with the board of director’s fiduciary duties under applicable law.

CONFIDENTIAL SETTLEMENT MATERIAL SUBJECT TO FRE 408

3.	Injunctive Relief and Specific Performance.

a.

The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Covenant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, and the Company will waive jurisdictional defenses.

4.	Potential Negotiated Agreement Discussion Points — Non-Binding

Innovin	Subject to approval of Licensor, the parties will agree to substantially the same terms as the draft agreement provided by Siemens.

Payment will be in the form of a license fee and royalties.

Service of Existing Customers	Siemens to continue selling to existing customers. (Manufacturing will continue.)

Consideration	TBD

This term sheet is effective as of the date of the last signatory below.

Universal Biosensors, Inc.	Siemens Healthcare Diagnostics Inc.

/s/ Rick Legleiter	/s/ Christoph Pedain
By: Rick Legleiter	By: Christoph Pedain

/s/ Craig Coleman	Date: 8 Feb 2019
By: Board Chairman

Date: 8 Feb 2019	Siemens Healthcare Diagnostics Inc.

/s/ VIVEK MEHROTRA
By: VIVEK MEHROTRA

Date: Feb 8, 2019

Universal Biosensors Pty Ltd.

/s/ Rick Legleiter
By: Rick Legleiter

/s/ Craig Coleman
By: Board Chairman

Date: 8 Feb 2019